Exhibit 99.1

Notable Labs Reports 2023 Financial Results and Provides a Business Update

FOSTER CITY, CA, April 12, 2024 – Notable Labs, Ltd. (Nasdaq: NTBL) (“Notable” or the “Company”), a clinical-stage precision oncology company developing new cancer therapies identified by its Predictive Precision Medicine Platform (PPMP), reported financial results for the year ended December 31, 2023 and provided a business update.

“The last year has been a time of great accomplishment for Notable. We built a strong clinical validation dataset, starting with a poster presented at the American Association for Cancer Research (AACR 2023); became a publicly listed company, following the closing of a reverse merger in October 2023; and reported successful PPMP clinical data from the Phase 2 fosciclopirox study that showcased the ability of our platform to accurately predict patient outcomes for specific therapeutics,” said Thomas Bock, M.D., Chief Executive Officer of Notable. “The performance of our platform in accurately predicting the outcome of the fosciclopirox study has enabled us to enhance the clinical trial plan for our lead product candidate, volasertib, in development for patients with relapsed/refractory acute myeloid leukemia (r/r AML). In our upcoming Phase 2 trial, we will be utilizing the platform to enrich the study’s enrollment with patients predicted to respond to volasertib, which we believe will result in more rapid enrollment, shorter time to efficacy data and, ultimately, increased probability of success.”

Dr. Bock commented further, “Looking ahead, we are on track to significantly advance the clinical program for volasertib in 2024 and further validate the potential for PPMP as a precision medicine tool. We are pleased that an abstract related to this program was presented this week at the AACR 2024 and look forward to providing additional data in the coming months.”

Joseph Wagner, Ph.D., Chief Scientific Officer of Notable, added, “We are enthusiastic to initiate the Phase 2 volasertib/PPMP trial in the coming months. Our study will incorporate important learnings from prior studies conducted by volasertib’s originator, Boehringer Ingelheim, which suggest that standardizing best supportive care and introducing body surface area-based dosing are likely to enhance patient responses and tolerability. We plan to include and evaluate these refinements in a small all-comers dose optimization lead-in, prior to enrolling PPMP-predicted responders. The open label design of our Phase 2 trial will enable us to provide ongoing updates and initiate a subsequent Phase 3 trial at the earliest possibility.”

Recent and Upcoming Milestones:

●	Presentation of two posters at AACR2024: April 8 and 9, 2024

●	Volasertib: Advance the Phase 2 program, starting with the dose optimization prelude

Year End December 31, 2023 Financial Results

Total cash and cash equivalents (Cash) were $11.8 million as of December 31, 2023. As of April 1, 2024, Notable has cash and cash equivalents of $8.2 million. Based on its current cash position and the Company’s planned expense run rate, the Company believes that its current cash balance is sufficient to support its planned expenses, obligations and capital expenditure requirements into Q4 2024.

Total net revenue includes revenue from diagnostic services performed on a limited basis as an outsourced provider. Total net revenue for the year ended December 31, 2023 was $0.3 million.

Total cost of services relate to the costs of processing diagnostic tests of laboratory samples. Total cost of services for the year ended December 31, 2023 was $0.2 million.

Research and development expenses for the year ended December 31, 2023 were $4.7 million, compared to $7.8 million in 2022, reflecting lower engineering costs necessary to support the PPMP platform, as well as lower laboratory costs for fosciclopirox and volasertib.

General and administrative expenses for the full year 2023 were $10.1 million compared to 5.2 million in 2022, mainly reflecting increased third-party costs related to the merger completed in October 2023, as well as higher costs associated with being a public company, including Directors and Officers Insurance (D&O) and stock-based compensation.

Other Income (Expense), Net for the full year 2023 increased to $3.4 million of other income, net, from an expense of $1.5 million in 2022. The increase was primarily due to the loss on the conversion of the Series D SAFEs, the increase in the derivative fair value of the Series C SAFE and redeemable convertible preferred stock warrant liability.

Net loss for 2023 decreased to $(11.3) million, or a loss of $(3.41) per share on a basic and diluted basis, for the year ended December 31, 2023, versus a net loss of $(14.4) million, or a loss of $(21.97) per share on a basic and diluted basis, for the year ended December 31, 2022.

Outstanding shares as of April 1, 2024 were approximately 9.0 million.

About Volasertib

Volasertib is a PLK-1 inhibitor with demonstrated activity in AML and other tumor types, including solid tumors, with significant unmet medical need. Building on the performance of volasertib on PPMP, an important and proprietary step during Notable’s targeted in-licensing strategy and decision making, Notable will utilize PPMP to predict volasertib-responsive patients prior to their treatment, with the goal of selectively enrolling and treating those predicted responders, increasing volasertib’s response rates and overall patient outcomes, and fast-tracking volasertib’s remaining clinical development in this patient population. Volasertib was originally developed and manufactured by Boehringer Ingelheim and previously granted breakthrough therapy designation by the FDA. Notable in-licensed volasertib and obtained exclusive worldwide development and commercialization rights, except for certain rare pediatric cancers.

About Notable Labs, Ltd.

Notable Labs, Ltd. Is a clinical-stage platform therapeutics company developing predictive precision medicines for patients with cancer. Through its proprietary Predictive Precision Medicines Platform (PPMP), Notable aims to predict whether or not a patient is likely to respond to a specific therapeutic. The PPMP is designed to identify and select clinically responsive patients prior to their treatment, potentially fast-tracking clinical development. By continually advancing and expanding the reach of the PPMP across diseases and predicted medical outcomes, Notable aims to be the leader in predictive precision medicine and revolutionize the way patients seek and receive treatments that work best for them.

Notable believes it has created a targeted and de-risked in-licensing strategy to deliver a product’s medical impact and commercial value faster, with a greater likelihood of success, than traditional drug development. By transforming historical standards of care, Notable aims to create a dramatically positive impact for patients and the healthcare community. Notable is headquartered in Foster City, California. Learn more at our website and follow us @notablelabs.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, express or implied statements regarding Notable’s future operations and goals; the potential benefits of any therapeutic candidates or platform technologies of Notable; the timing of any clinical milestones of Notable’s therapeutic candidates; the cash runway of the company; and other statements that are not historical fact. All statements other than statements of historical fact contained in this communication are forward-looking statements. These forward-looking statements are made as of the date they were first issued, and are based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Notable’s control. Notable’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to (i) uncertainties associated with Notable’s platform technologies, as well as risks associated with the clinical development and regulatory approval of product candidates, including potential delays in the commencement, enrollment and completion of clinical trials; (ii) risks related to the inability of Notable to obtain sufficient additional capital to continue to advance these product candidates and any preclinical programs; (iii) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (iv) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (v) risks associated with Notable’s future financial and operating results, including its ability to become profitable; (vi) Notable’s ability to retain key personnel; (vii) Notable’s ability to manage the requirements of being a public company; (viii) uncertainties relating to the Israel-Hamas war; (ix) Notable’s ability to obtain orphan drug designation, and the associated benefits, for any of its drug candidates; (x) Notable’s inability to obtain regulatory approval for any of its drug candidates; and (xi) changes in, or additions to international, federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, pharmaceutical regulations, and other regulations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the U.S. Securities and Exchange Commission (“SEC”), including the factors described in the section titled “Risk Factors” in the Annual Report on Form 10-K of Notable Labs, Ltd. for the year ended December 31, 2023 as filed with the SEC, and in other subsequent filings with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. Notable expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

CONTACTS:

Investor Relations:

Daniel Ferry, LifeSci Advisors

C: +1 (617) 430-7576

E: daniel@lifesciadvisors.com